Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners and the Board of Directors
American Real Estate Partners, L.P. :

We consent to the use of our reports dated September 5, 2004, with respect to the consolidated balance sheets of each of American Real Estate Partners, L.P. and American Real Estate Holdings Limited Partnership as of December 31, 2003 and 2002, and the related consolidated statements of earnings, changes in partners’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, included in this registration statement on Form S-4, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

New York, New York
November 5, 2004